Century Communities Reports Second Quarter 2017 Results

- Net Income Increased 13% to $14.8 million, or $0.66 Per Share -

- Home Sales Revenues increased 12% to $287.6 Million -

- Net New Home Contracts Increased 18% to 1,021 Contracts -

- Planned Business Combination with UCP, Inc. to Create a Leading U.S. Homebuilding Platform Expected to be Completed on August 4, 2017 -

Greenwood Village, Colorado (August 3, 2017) – Century Communities, Inc. (NYSE: CCS), a top-20 U.S. homebuilder of single-family homes, townhomes and flats in select markets, today announced financial results for its second quarter ending June 30, 2017. The Company has posted supplementary materials to its investor relations website.

Second Quarter 2017 Highlights Compared to Second Quarter 2016

•	Net income rose 13% to $14.8 million, or $0.66 per share
•	Net new home contracts increased 18% to 1,021 contracts
•	Backlog improved 28% to 1,366 homes
•	Backlog value increased 29% to $522.6 million
•	Home sales revenues increased 12% to $287.6 million
•	Average home sales price increased 14% to $381,900
•	Adjusted homebuilding gross margin increased 12% to $60.7 million
•	Selling, general & administrative expense (“SG&A”) as a percent of home sales revenues improved by 30 basis points to 11.9%
•	Pre-tax income increased 21% to $23.1 million
•	Adjusted EBITDA was up 24% to $31.6 million
•	Completed successful offering of $400 million of 5.875% senior notes due 2025

Dale Francescon, Co-Chief Executive Officer of the Company, stated, “During the second quarter of 2017 we had significant growth in new contracts and home sales revenues while making further progress on a number of previously announced initiatives. We experienced considerable operating momentum and price gains as we capitalized on favorable demand trends in our key markets, which allowed us to produce another quarter of strong earnings. With the acquisition of UCP in the final stages of completion, we are eager to further build Century into an even larger and more profitable homebuilder. As we look forward, we have a three pronged focus to enhance our returns on equity, which includes rapidly integrating UCP with Century, deploying capital on sound investments at attractive paybacks, and controlling costs to deliver stronger margins across our expanded footprint. With these objectives in place, we look forward to advancing our long term growth strategy of our combined business.”

Rob Francescon, Co-Chief Executive Officer of the Company, stated, “Our 18% growth in new contracts to a record 1,021 sales, coupled with our 28% increase in backlog to 1,366 homes, reinforces our positive view on the homebuilding environment. During the second quarter, we recorded our first sales in our newest market, Charlotte, and our Utah and financial services divisions both achieved profitability.  We are encouraged by the trajectory of our multi-market strategy and are poised for additional success.  The planned addition of UCP’s West and Southeast markets will provide us with exceptional land positions in some of the most attractive and top U.S. homebuilding markets. On our expanded geographic footprint, we will continue to focus on strengthening our presence in vibrant markets to grow revenue and deliver incremental profitability. Our enhanced purchasing advantages, scale and opportunity to share best practices provide us with additional pathways to improve our financial performance and returns on equity.”

Second Quarter 2017 Results

Net income for the second quarter 2017 was $14.8 million, or $0.66 per share, compared to $13.1 million, or $0.62 per share, for the prior year quarter. The improvement in net income was primarily attributable to an increase in home sales revenues and homebuilding gross margin, along with lower SG&A as a percent of home sales revenues.

Home sales revenues for the second quarter 2017 increased 11.8% to $287.6 million, compared to $257.2 million for the prior year quarter. The growth in home sales revenues was primarily due to a higher average sales price of home deliveries of $381,900, compared to $334,900 in the prior year quarter. Deliveries in the second quarter of 2017 were 753 homes compared to 768 homes for the prior year quarter.

Adjusted homebuilding gross margin percentage, excluding interest and purchase price accounting, was stable at 21.1% in the second quarter 2017 compared to the prior year quarter. Homebuilding gross margin percentage in the second quarter 2017 was 18.7%, as compared to 19.2% in the prior year quarter as a result of increased financing costs.  SG&A as a percent of home sales revenues improved to 11.9%, from 12.2% in the prior year quarter.

Net new home contracts in the second quarter 2017 increased to 1,021 homes, an increase of 17.5%, compared to 869 homes in the prior year quarter, largely attributable to stronger demand trends in most divisions, led by our Atlanta and Nevada markets, driving an overall increase in absorption rates. At the end of the second quarter 2017, the Company had 1,366 homes in backlog, representing $522.6 million of backlog dollar value, compared to 1,070 homes, representing $406.7 million of backlog dollar value in the prior year quarter.

Business Combination with UCP

On April 11, 2017, the Company announced that it had entered into a definitive agreement pursuant to which UCP, Inc. (NYSE: UCP) will be merged into the Company in a transaction with an aggregate value of approximately $360 million, including the payment of approximately $153 million of existing UCP indebtedness. The transaction has been unanimously approved by the board of directors of both Century and UCP and was also approved by UCP shareholders on August 1, 2017.

The addition of UCP will expand Century’s reach into the states of California and Washington while reinforcing Century’s presence in the Southeast. The combined company will operate in 10 states, 17 markets and 111 communities, with revenues of approximately $1.5 billion and inventories of $1.3 billion (calculated on a pro forma basis as of and for the twelve months ended June 30, 2017, respectively).  Together, Century and UCP will benefit from increased scale through a geographically diverse portfolio with essentially no overlap, which provides for a seamless integration on an enhanced platform. The merger is expected to be accretive to Century’s 2018 earnings per share as a result of cost synergies and economies of scale.

Upon completion of the merger, each share of UCP Class A common stock outstanding immediately prior to the closing will be converted into the right to receive $5.32 in cash and 0.2309 of a newly issued share of Century common stock.  Approximately 4.24 million shares of Century common stock are expected to be issued in connection with the transaction, resulting in a broadening of Century’s investor base and an increase in share liquidity. Century stockholders would own, on a pro forma basis, approximately 84% of the combined company.  The transaction is expected to close on Friday, August 4, 2017, subject to the satisfaction of customary closing conditions.

Balance Sheet and Liquidity

In May 2017, the Company successfully completed a private offering of $400 million in aggregate principal amount of 5.875% Senior Notes due 2025. The Company used a portion of the $395 million of net proceeds from the offering for the repayment of outstanding indebtedness under its revolving credit facility, with the remainder of the net proceeds intended for general corporate purposes, including the funding of the planned merger transaction with UCP.  During the second quarter of 2017, the Company issued approximately 382,719 shares under its ATM Program for $9.6 million, or $25.16 per share.

As of June 30, 2017, the Company had total assets of $1.4 billion and inventories of $927.0 million. Liabilities totaled $883.7 million, which included $776.8 million of long-term debt. As of June 30, 2017, the Company had $400.0 million of availability under its credit facility.

Full Year 2017 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “We are excited with the expanding scale of our business across an even more diverse footprint. Looking at full year 2017, the stability provided by our expected national scale gives us confidence and enhanced visibility as we look forward. Our updated expectations for our combined business include a partial third quarter from UCP commencing with operations as of the expected August 4, 2017 closing date and a full quarter of results from UCP in the fourth quarter. Based on our current market outlook, we expect our full year 2017 home deliveries to be in the range of 3,500 to 3,800 homes and our full year 2017 home sales revenues to be in the range of $1.3 billion to $1.5 billion. We expect our active selling community count to be in the range of 110 to 120 communities at December 31, 2017. We are extremely pleased with our operating and financial progress to date, which has provided us with an exceptional platform to benefit from the exciting prospects for our combined business in years to come.”

Conference Call

The Company will host a webcast and conference call on Thursday, August 3, 2017 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s second quarter 2017 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through September 4, 2017, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13666231.

About Century Communities

Founded in 2002, Colorado-based Century Communities is a builder of single-family homes, townhomes and flats in select major metropolitan markets in Colorado, Georgia, Nevada, Texas, Utah, and North Carolina. The Company offers a wide variety of product lines and is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of homes. The Company also offers title and lending services in select markets through its Parkway Title and Inspire Home Loan subsidiaries. Century Communities is a top-20 U.S. homebuilder based on homes delivered. To learn more about Century Communities please visit www.centurycommunities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Annual Report on Form 10-K for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Home sales revenues	$287,588	$257,179	$514,008	$438,260
Land sales and other revenues	2,493	2,463	4,389	5,478
	290,081	259,642	518,397	443,738
Financial services revenue	1,743	—	1,743	—
Total revenues	291,824	259,642	520,140	443,738
Homebuilding Cost of Revenues
Cost of home sales revenues	(233,888)	(207,883)	(416,212)	(352,236)
Cost of land sales and other revenues	(1,746)	(1,471)	(2,890)	(4,013)
	(235,634)	(209,354)	(419,102)	(356,249)
Financial services costs	(1,445)	—	(2,199)	—
Selling, general, and administrative	(34,220)	(31,383)	(67,432)	(56,568)
Acquisition expense	(916)	(243)	(1,439)	(413)
Equity in income of unconsolidated subsidiaries	2,676	—	3,931	—
Other income (expense)	824	435	1,261	1,018
Income before income tax expense	23,109	19,097	35,160	31,526
Income tax expense	(8,278)	(5,955)	(11,530)	(10,401)
Net income	$14,831	$13,142	$23,630	$21,125

Earnings per share:
Basic	$0.67	$0.62	$1.07	$1.00
Diluted	$0.66	$0.62	$1.06	$1.00
Weighted average common shares outstanding:
Basic	22,146,124	20,649,910	21,814,860	20,628,598
Diluted	22,366,077	20,747,312	22,029,962	20,686,697

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	June 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$336,786	$29,450
Cash held in escrow	25,980	20,044
Accounts receivable	8,209	5,729
Inventories	926,992	857,885
Mortgage loans held for sale	11,235	—
Prepaid expenses and other assets	42,220	40,457
Property and equipment, net	12,141	11,412
Investment in unconsolidated subsidiaries	18,356	18,275
Amortizable intangible assets, net	2,222	2,911
Goodwill	21,365	21,365
Total assets	$1,405,506	$1,007,528
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$4,324	$15,708
Accrued expenses and other liabilities	91,832	62,314
Deferred tax liability, net	123	1,782
Senior notes payable	776,849	259,088
Revolving line of credit	—	195,000
Mortgage repurchase facility	10,551	—
Total liabilities	883,679	533,892
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 22,648,968 and 21,620,544 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	226	216
Additional paid-in capital	380,118	355,567
Retained earnings	141,483	117,853
Total stockholders' equity	521,827	473,636
Total liabilities and stockholders' equity	$1,405,506	$1,007,528

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended
	June 30,
	2017	2016	% Change
Atlanta	443	373	18.8%
Central Texas	72	71	1.4%
Charlotte	3	—	NM
Colorado	223	224	(0.4)%
Houston	40	44	(9.1)%
Nevada	205	155	32.3%
Utah	35	2	1,650.0%
Total	1,021	869	17.5%

	Six Months Ended
	June 30,
	2017	2016	% Change
Atlanta	831	755	10.1%
Central Texas	157	119	31.9%
Charlotte	3	—	NM
Colorado	513	460	11.5%
Houston	70	71	(1.4)%
Nevada	355	256	38.7%
Utah	49	2	2,350.0%
Total	1,978	1,663	18.9%

NM – Not meaningful

Home Deliveries

(dollars in thousands)

	Three Months Ended June 30,
	2017		2016		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
Atlanta	264	$308.6	355	$254.8	(25.6)%	21.1%
Central Texas	83	$427.4	53	427.1	56.6%	0.1%
Colorado	229	$467.2	220	445.6	4.1%	4.8%
Houston	24	$318.0	47	332.3	(48.9)%	(4.3)%
Nevada	130	$363.4	93	327.2	39.8%	11.1%
Utah	23	$381.7	—	—	NM	NM
Total / Weighted Average	753	$381.9	768	$334.9	(2.0)%	14.1%

	Six Months Ended June 30,
	2017		2016		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
Atlanta	514	$305.2	609	$254.5	(15.6)%	19.9%
Central Texas	139	$441.6	114	436.8	21.9%	1.1%
Colorado	415	$464.0	377	442.6	10.1%	4.8%
Houston	37	$318.8	74	312.1	(50.0)%	2.1%
Nevada	228	$353.8	133	327.2	71.4%	8.1%
Utah	28	$382.9	—	—	NM	NM
Total / Weighted Average	1,361	$377.7	1,307	$335.3	4.1%	12.6%

NM – Not meaningful

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

	As of June 30,		Increase/(Decrease)
	2017	2016	Amount	% Change

Atlanta	35	29	6	20.7%
Central Texas	15	16	(1)	(6.3)%
Charlotte	1	—	1	NM
Colorado	20	27	(7)	(25.9)%
Houston	6	8	(2)	(25.0)%
Nevada	8	10	(2)	(20.0)%
Utah	6	1	5	NM
Total	91	91	—	—%

NM – Not meaningful

Backlog

(dollars in thousands)

	June 30,
	2017			2016			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
Atlanta	586	$186,955	$319.0	429	$126,218	$294.2	36.6%	48.1%	8.4%
Central Texas	154	77,626	504.1	114	53,772	471.7	35.1%	44.4%	6.9%
Charlotte	3	861	286.8	—	—	—	NM	NM	NM
Colorado	328	151,661	462.4	345	161,312	467.6	(4.9)%	(6.0)%	(1.1)%
Houston	48	12,689	264.3	28	9,821	350.7	71.4%	29.2%	(24.6)%
Nevada	217	81,799	377.0	152	54,803	360.5	42.8%	49.3%	4.6%
Utah	30	11,052	368.4	2	815	407.5	NM	NM	NM
Total / Weighted Average	1,366	$522,642	$382.6	1,070	$406,742	$380.1	27.7%	28.5%	0.7%

NM – Not meaningful

Lot Inventory

	June 30,
	2017			2016			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

Atlanta	3,314	2,935	6,249	2,861	3,238	6,099	15.8%	(9.4)%	2.5%
Central Texas	1,122	3,040	4,162	1,308	340	1,648	(14.2)%	794.1%	152.5%
Colorado	2,568	3,215	5,783	2,690	641	3,331	(4.5)%	401.6%	73.6%
Charlotte	345	949	1,294	—	—	—	NM	NM	NM
Houston	664	1,233	1,897	205	361	566	223.9%	241.6%	235.2%
Nevada	1,441	450	1,891	1,771	107	1,878	(18.6)%	320.6%	0.7%
Utah	253	1,037	1,290	47	474	521	438.3%	118.8%	147.6%
Total	9,707	12,859	22,566	8,882	5,161	14,043	9.3%	149.2%	60.7%

NM – Not meaningful

Century Communities, Inc.

Earnings Per Share

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Numerator
Net income	$14,831	$13,142	$23,630	$21,125
Less: Undistributed earnings allocated to participating securities	(101)	(280)	(251)	(530)
Net income allocable to common stockholders	$14,730	$12,862	$23,379	$20,595
Denominator
Weighted average common shares outstanding - basic	22,146,124	20,649,910	21,814,860	20,628,598
Dilutive effect of restricted stock units	219,953	97,402	215,102	58,009
Weighted average common shares outstanding - diluted	22,366,077	20,747,312	22,029,962	20,686,607
Earnings per share:
Basic	$0.67	$0.62	$1.07	$1.00
Diluted	$0.66	$0.62	$1.06	$1.00

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Gross Margin from Home Sales Excluding Interest and Purchase Price Accounting for Acquired Work in Process Inventory

(in thousands)

	Three Months Ended June 30,
	2017	%	2016	%

Home sales revenues	$287,588	100.0%	$257,179	100.0%
Cost of home sales revenues	(233,888)	(81.3)%	(207,883)	(80.8)%
Gross margin from home sales	53,700	18.7%	49,296	19.2%
Add: Interest in cost of home sales revenues	6,875	2.4%	4,918	1.9%
Adjusted homebuilding gross margin excluding interest	60,575	21.1%	54,214	21.1%
Add: Purchase price accounting for acquired work in process inventory	104	0.0%	83	0.0%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$60,679	21.1%	$54,297	21.1%

	Six Months Ended June 30,

	2017	%	2016	%

Home sales revenues	$514,008	100.0%	$438,260	100.0%
Cost of home sales revenues	(416,212)	(81.0)%	(352,236)	(80.4)%
Gross margin from home sales	97,796	19.0%	86,024	19.6%
Add: Interest in cost of home sales revenues	11,831	2.3%	7,985	1.8%
Adjusted homebuilding gross margin excluding interest	109,627	21.3%	94,009	21.5%
Add: Purchase price accounting for acquired work in process inventory	117	0.0%	218	0.0%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$109,744	21.4%	$94,227	21.5%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, and (v) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. We believe adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

(in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Net income	$14,831	$13,142	12.9%	$23,630	$21,125	11.9%
Income tax expense	8,278	5,955	39.0%	11,530	10,401	10.9%
Interest in cost of home sales revenues	6,875	4,918	39.8%	11,831	7,985	48.2%
Interest expense	1	2	(56.6)%	2	4	(58.1)%
Depreciation and amortization expense	1,434	1,393	2.9%	2,818	2,797	0.8%
EBITDA	31,419	25,410	23.6%	49,811	42,312	17.7%
Purchase price accounting for acquired work in process inventory	104	83	25.3%	117	218	(46.3)%
Purchase price accounting for investment in unconsolidated subsidiaries outside basis	30	—	NM %	855	—	NM %
Adjusted EBITDA	$31,553	$25,493	23.8%	$50,783	$42,530	19.4%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Net Debt to Net Capital

The following table presents our ratio of net debt to net capital, which is a non-GAAP financial measure.  We calculate this by dividing net debt (notes payable and revolving line of credit less cash held in escrow and cash and cash equivalents) by net capital (net debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	June 30,	December 31,
	2017	2016
Total debt	$787,400	$454,088
Total stockholders' equity	521,827	473,636
Total capital	$1,309,227	$927,724
Debt to capital	60.1%	48.9%

Total debt	$787,400	$454,088
Cash and cash equivalents	(336,786)	(29,450)
Cash held in escrow	(25,980)	(20,044)
Net debt	424,634	404,594
Total stockholders' equity	521,827	473,636
Net capital	$946,461	$878,230

Net debt to net capital	44.9%	46.1%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com